Exhibit 10.29

February 10, 2011

Brenda Galgano

Address on file with the Company

Dear Ms. Galgano:

Vitamin Shoppe Industries Inc. (“Company”) is very pleased to offer you the position of Chief Financial Officer reporting to the Chief Executive Officer contingent on a successful drug screening and background investigation. Your start date will be on or about April 4, 2011.

The details of our offer are as follows:

•	Weekly rate of $8,653.85 annualized at $450,000. Your first performance appraisal and merit review will be in March 2012 and annually thereafter.

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You will be guaranteed 50% of your bonus paid in accordance with VS Management Incentive Plan (MIP) for 50% of salary commencing with the year 2011, to be paid in March 2012. If you choose, the fifty percent (50%) of bonus will be payable within 30 days of hire and taxed accordingly. The remainder of any earned bonus will be paid in March 2012. Additionally, should you choose payment within the first 30 days of employment and you resign your employment for any reason whatsoever, or shall be dismissed by the Company due to violation of The Vitamin Shoppe’s Standards of Business Conduct, and/or any other company policy governing the ethical performance of your job and/or any other law applicable to the ethical conduct of business, or any conduct giving rise to immediate discharge (other than performance) within the first year of employment, then you shall refund and repay to The Vitamin Shoppe one hundred percent (100%) of this amount.

•	You will receive 25,000 restricted shares of Vitamin Shoppe stock which will have a four year vesting period.

•	You will be eligible to participate in the company’s long term incentive program beginning in 2012.

•	Cell telephone allowance and data plan paid in accordance with our company policy.

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Health care plan including dental begins on the first day of the month following one full calendar month of employment. Dependent coverage is also available. The plans require associate contributions, which vary based upon the selected coverage. The company will reimburse you for the difference between the cost of COBRA and the Vitamin Shoppe plan of your choice for the wait period until you become benefits eligible.

•	Company-paid three-time annual salary in basic life insurance and AD&D to a maximum of $500,000.

•	Company-paid Long Term Disability.

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401(k) eligibility on the first day of the month following one full calendar month of employment. Following one full year of employment, the Company will match 100% of the first 3% and 50% of the next 2% of your contribution.

•	Deferred compensation eligibility on the first day of the month following one full calendar month of employment.

•	Twenty-seven paid time off (PTO) days annually, which will become available pro-rata on a weekly basis.

•	Six holidays including Memorial Day, July 4th, Labor Day, Thanksgiving Day, Christmas Day, and New Years Day.

Please understand that the above is simply a brief description of each of the various benefit and compensation plans. You should refer to the actual plan documents for more specific details of each of our benefit plans.

Except insofar as certain benefits may become vested, all associate benefits, including but not limited to those identified above, are subject to revision or termination at any time at the Company’s sole discretion.

It is agreed that the employment relationship between the Associate and the Company, commonly referred to as “employment-at-will” is not for any definite period of time and may be terminated by either the Associate, or by the Company, at any time, and for any, or for no, reason. This “employment-at-will” policy will apply to you throughout your employment by Vitamin Shoppe and cannot be modified except by an express, written contract that is executed by the Chief Executive Officer and you.

You acknowledge and agree that all writings, inventions, improvements, processes, procedures, programs, techniques and other data and information that are furnished to you by the Company or that you design, generate or develop in connection with your employment with the Company, whether on the Company’s property or otherwise, whether alone or with others, are and will remain the sole and confidential property of the Company. You specifically agree that all materials that you design, generate or develop in connection with your employment with the Company will be considered “works made for hire” under applicable law and that all such material will be owned exclusively by the Company. You hereby assign and transfer to the Company all right, title and interest that you may have in and to such materials under patent, copyright, trade secret, trademark and other applicable laws. During your employment by Vitamin Shoppe, you agree that you will not, directly or indirectly, either for yourself or for any other person, business, or entity, hire from Vitamin Shoppe or attempt to hire, divert or take away from Vitamin Shoppe, any of the business of Vitamin Shoppe or any officer or associate of Vitamin Shoppe.

Upon commencement of employment you will be asked to sign an agreement further acknowledging the confidential nature of all information disclosed in connection with your employment by Vitamin Shoppe.

You hereby represent and warrant that there are no restrictions upon you arising out of prior employment, or otherwise, that would in any way adversely impact your ability to perform your duties for Vitamin Shoppe, including but not limited to any prohibitions on you soliciting any prior customers or contacts for business or services or prospective associates to work for Vitamin Shoppe.

The Vitamin Shoppe supports a Drug Free Work Environment. Your employment is contingent upon successful completion of a drug test within twenty-four hours of the drug test being scheduled A Human Resources Representative will coordinate this process with you. Any questions regarding our drug policy may be directed to the Human Resources Department, which is available weekdays from 9am to 6pm or call 201-624-3229 for special arrangements.

Your employment is also contingent upon a successful background check. A Human Resources Representative will coordinate this process with you.

Please indicate your acceptance by returning a signed copy of this offer to me at the above address.

We look forward with pleasure to your joining The Vitamin Shoppe.

Regards,

/s/ Michael Simon
Michael Simon
Vice President of Human Resources

Acknowledgment:

I have carefully read and fully understand each of the items of the forgoing offer of employment. I acknowledge and agree to the terms of employment outlined herein:

/s/ Brenda Galgano	2/10/2011
Brenda Galgano	Date